                                                                   EXHIBIT 10.25

John X. Adiletta
August __, 1998
Page


                              BAP Acquisition Corp.
                              42 Timber Rock Trail
                             Bernardsville, NJ 07924



                                                 As of August __, 1998



John X. Adiletta
42 Timber Rock Trail
Bernardsville, NJ 07924

         Re:      EMPLOYMENT AGREEMENT

Gentlemen:

         Reference is made to the Employment Agreement between BAP Acquisition Corp. (the "COMPANY") and John X. Adiletta (the "EMPLOYEE") dated July 7, 1998 (the "EMPLOYMENT AGREEMENT").

         This letter agreement (this "AGREEMENT") confirms the understanding between the Company and the Employee regarding certain provisions contained in the Employment Agreement. Capitalized terms used but not otherwise defined have the meanings ascribed to such terms in the Employment Agreement.

         NOW, THEREFORE, in consideration of the mutual agreements herein contained and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Employee, intending to be legally bound, do hereby agree as follows:

         In the event of termination of the Employee's employment by the Corporation in Fiscal Year 1999 pursuant to paragraph 12 of the Employment Agreement without cause, the Corporation shall (x) continue for a period equal to the greater of (x) the balance of the original term of the Employment Agreement (in no event to exceed one and one-half years) or (y) one year, (a) pay to Employee his salary at the then annual rate and (b) provide to Employee the benefits under paragraphs 4, 9 and 11 of the Employment Agreement and (y) within sixty (60) days of the determination of the same, pay to the Employee an amount equal to the maximum allowable bonus payable to the Employee pursuant to
Section 4(b) of the Employment Agreement.

John X. Adiletta
August __, 1998
Page


         Furthermore, if during Fiscal Year 1999 of the Company either (i) the duties and responsibilities of the Employee are at any time significantly changed (by diminution, increase, or other significant alteration) from the duties and responsibilities presently exercised by him or (ii) a "Change of Control" (as defined in the Employment Agreement) occurs, Employee may at his election, at any time within 60 days after either of such events, terminate the Employment Agreement and then in place of those payments specified in Section 12A(a)(A) of the Employment Agreement, the Company shall pay the Employee the following amounts:

         In lieu of any further salary and bonus payments to Employee for periods subsequent to the termination, the Corporation shall pay as severance pay to Employee, no later than the thirtieth day following the effective date of termination, (x) a lump-sum severance payment equal to 150% of Employee's annual salary rate in effect as of the termination, or if greater, such rate in effect immediately prior to the Change in Control of the Corporation and (y) an amount equal to 150% of the maximum allowable bonus payable to the Employee pursuant to
         Section 4(b) of the Employment Agreement.

         This Agreement shall be governed by and construed and enforced in accordance with the internal laws of The Commonwealth of Massachusetts (without giving effect to conflicts of laws principles) and shall take effect as a sealed instrument.

         Please confirm that the foregoing is acceptable by signing below. This letter will constitute our binding agreement.

                                      Very truly yours,

                                      BAP ACQUISITION CORP.


                                      By:______________________________________
                                               John B. Frieling, Vice Chairman


Accepted and Agreed to:

_______________________________
       John X. Adiletta



                                       2